Exhibit 99.1

Contacts:
Investors:	Media:
Risa Fisher	Kate Hahn
rfisher@hlth.com	khahn@hlth.com
201-414-2002	212-624-3760
HLTH CORPORATION ANNOUNCES FOURTH QUARTER FINANCIAL RESULTS
ELMWOOD PARK, NJ (February 19, 2009) — HLTH Corporation (Nasdaq: HLTH) today announced financial results for the three months ended December 31, 2008.
“We are pleased with WebMD’s fourth quarter results announced today,” said Martin J. Wygod, Chairman and Acting Chief Executive Officer of HLTH Corporation. “During the quarter, HLTH completed a large tender offer which reduced its shares outstanding by 45% and provided an effective way to address the interests of HLTH shareholders by providing near-term liquidity to those who desired it, while simultaneously creating long-term value for continuing shareholders. HLTH and WebMD are well positioned financially in this uncertain economy.”
Consolidated Financial Highlights
Revenue for the fourth quarter was $111.5 million compared to $96.6 million in the prior year period, an increase of 15%. Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) for the fourth quarter was $29.3 million compared to $27.4 million in the prior year period, an increase of 7%. Income from continuing operations for the fourth quarter was $8.8 million or $0.06 per share. Income from discontinued operations was $0.3 million or $0.00 per share and net income was $9.1 million or $0.06 per share.
At December 31, 2008, HLTH had approximately $918 million in cash and investments, of which $325 million is attributable to WebMD.
Segment Operating Results
Online Services segment revenue was $108.8 million for the fourth quarter compared to $92.3 million in the prior year period, an increase of 18%. Advertising and sponsorship revenue increased 21%, from the prior year period, to $85.3 million. Private portal licensing revenue increased 8%, from the prior year period, to $23.2 million. Online Services segment Adjusted EBITDA was $34.1 million compared to $31.6 million in the prior year period.
Traffic to the WebMD Health Network continued to grow strongly, reaching a record average of 54 million unique users per month and total traffic of 1.3 billion page views during the fourth quarter, increases of 21% and 30%, respectively, from a year ago. In the fourth quarter, 1.5 million continuing medical education (CME) programs were completed on the WebMD Professional Network, an increase of 60% from the prior year period.
The base of large employers and health plans utilizing WebMD’s private Health and Benefits portals during the fourth quarter was 134 as compared to 117 a year ago. The installed base of customers licensing the WebMD private portal platform now includes: Blue Cross Blue Shield of North Carolina, Hewlett Packard Company, International Union of Operating Engineers and Ohio State University.
Publishing and Other Services segment revenue was $2.8 million for the fourth quarter compared to $4.3 million in the prior year period, a decrease of $1.5 million primarily related to a decline in advertising in WebMD’s Little

Blue Book print products. Publishing and Other Services segment Adjusted EBITDA was a loss of $(338) thousand compared to a profit of $1.5 million in the prior year period.
Discontinued Operations
HLTH’s financial results present ViPS, Porex and WebMD’s offline professional medical reference and textbook publication business as discontinued operations in the current and prior year periods, reflecting business divestitures and the decision to divest Porex.
Financial Guidance
WebMD reaffirmed its financial guidance for the year ending December 31, 2009 in a separate press release issued by WebMD today.
HLTH’s corporate segment expense is expected to be $14 million to $15 million in 2009. Additional detail is provided in a schedule attached to this release.
Analyst and Investor Conference Call
As previously announced, HLTH and WebMD will host a conference call at 4:45 pm (Eastern) today to discuss their respective fourth quarter results. Investors can access the call via webcast at www.hlth.com (in the Investor Relations section). A replay of the call will be available at the same web address.
About HLTH
HLTH Corporation (NASDAQ: HLTH) owns approximately 84% of WebMD Health Corp. (NASDAQ: WBMD). WebMD is the leading provider of health information services, serving consumers, physicians, healthcare professionals, employers and health plans through its public and private online portals and health-focused publications. HLTH also owns Porex, a developer, manufacturer and distributor of proprietary porous plastic products and components used in healthcare, industrial and consumer applications.
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All statements contained in this press release and the related analyst and investor conference call, other than statements of historical fact, are forward-looking statements, including those regarding: our guidance on HLTH’s and WebMD’s future financial results and other projections or measures of their future performance; market opportunities and WebMD’s ability to capitalize on them; the benefits expected from new products or services and from other potential sources of additional revenue; expectations regarding the market for WebMD’s and HLTH’s investments in auction rate securities (ARS); and the potential sale transaction with respect to Porex (the “Potential Porex Transaction”). These statements speak only as of the date of this press release, are based on HLTH’s and WebMD’s current plans and expectations, and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of WebMD’s products and services; WebMD’s relationships with customers and strategic partners; changes in the markets for ARS; and changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet, information technology and plastics industries. Further information about these matters can be found in our other Securities and Exchange Commission filings. In addition, there can be no assurances regarding whether HLTH will be able to complete the Potential Porex Transaction or as to the timing or terms of such transaction. Except as required by applicable law or regulation, we do not undertake any obligation to update our forward-looking statements to reflect future events or circumstances.
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This press release, and the accompanying tables, include both financial measures in accordance with accounting principles generally accepted in the United States of America, or GAAP, as well as certain non-GAAP financial measures. The tables attached to this press release include reconciliations of these non-GAAP financial measures to GAAP financial measures. In addition, an “Explanation of Non-GAAP Financial Measures” is attached to this press release as Annex A.
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WebMD®, and POREX® are trademarks of HLTH Corporation or its subsidiaries.
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